EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-100214) of AMB Property, L.P. and Form S-8 (Nos. 333-42015, 333-78779, 333-90042 and 333-144489) of AMB Property Corporation of our report dated March 11, 2009 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, our reports dated February 12, 2009 relating to the financial statements of AMB Institutional Alliance Fund III, L.P., AMB Japan Fund I, L.P. and AMB-SGP Mexico, LLC; and our report dated February 12, 2007 relating to the financial statements of AMB Japan Fund I, L.P, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 11, 2009